Exhibit 99.1

FOR IMMEDIATE RELEASE

July 30, 2020

For further information contact:
Investor Relations
PR@citizensinc.com

CITIZENS ANNOUNCES CEO & BOARD MEMBER DEPARTURE

AUSTIN, TX – July 30, 2020 — Citizens, Inc. (NYSE: CIA) today announced that Geoffrey Kolander, President and Chief Executive Officer, has resigned as the Company’s President and Chief Executive and as a member of the Board of Directors following the Company’s change of control.

“On behalf of the entire Citizen’s team and stakeholders, it is our great pleasure to thank Geoff Kolander for his outstanding leadership in transforming and positioning the Company to prosper for many years to come,” said J.D. “Chip” Davis, Jr., Chairman of the Board.

Mr. Davis continued, “Geoff has been instrumental in assembling a talented leadership team, redefining culture and transforming the company’s financial and operational structures while navigating complex legal and regulatory challenges. We wish him the very best in his future endeavors.”

“Personally, the past four years will serve as a testimony as to the power of faith. It has been an honor to lead Citizens’ transformation alongside an authentic and dedicated team. The collective resolve of our entire Citizens team enabled us to overcome obstacles and emerge stronger as a company. Our team is tested and prepared for its next phase, as it seeks to create and capture enduring value for all our stakeholders,” said Mr. Kolander.

The Board has initiated a global search with Heidrick & Struggles to identify a CEO successor to build on the Company’s strong foundation and lead it forward. To ensure a smooth transition, the Board has appointed Gerald Shields, Vice Chairman of the Board, to act as interim CEO. Mr. Kolander will continue to consult with the Company during the leadership transition.

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate”, “intends,” “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the periodic reports the Company files with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for “Risk Factors” and other meaningful cautionary language disclosing why actual results may vary materially from those expected or implied by the forward-looking statements. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.